OMB APPROVAL
                                                     OMB Number:      3235-0145
                                                     Expires:  October 31, 2002
                                                     Estimated average burden
                                                     hours per response....14.90
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                            (Amendment No. _______)*

                           AMERIVEST PROPERTIES, INC.
                     ---------------------------------------
                                (Name of Issuer)

                                  Common Stock
                     ---------------------------------------
                         (Title of Class of Securities)

                                    03071L101
                     ---------------------------------------
                                 (CUSIP Number)

                                 August 16, 2000
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745(03-00)                 Page 1 of 12 pages

Schedule 13G                                                Page 2 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Jerry J. Tepper
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -460,000-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -460,000-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            460,000
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                       |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.5%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------

Schedule 13G                                                Page 3 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            Schoenberg Farms, Inc.
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    450,000
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   450,000
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            450,000
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (SEE INSTRUCTIONS)                                     |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            15.2%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            CO
--------------------------------------------------------------------------------

Schedule 13G                                                Page 4 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


Item 1.

      (a)   Name of Issuer:  AMERIVEST PROPERTIES, INC.

      (b)   Address of Issuer's Principal Executive Offices:

            1800 GLENARM PLACE, SUITE 500
            DENVER, COLORADO 80202

Item 2.

      (a)   Name of Persons Filing:

            JERRY J. TEPPER
            SCHOENBERG FARMS, INC.

      (b)   Address of Principal Business Office:

            7255 N. SHERIDAN
            ARVADA, COLORADO 80003

      (c) Citizenship: EACH FILING PERSON'S CITIZENSHIP OR PLACE OF ORGANIZATION IS SET FORTH ON THE APPROPRIATE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (d)   Title of Class of Securities:  COMMON STOCK

      (e)   CUSIP Number:  03071L101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

      (a)  [ ]  Broker or dealer registered under section 15 of the Act
                (15 U.S.C. 78o).
      (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
      (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
      (e) [ ] An investment adviser in accordance with ss. 240.13d-1(b)(ii)(E).

Schedule 13G                                                Page 5 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


      (f) [ ] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F).
      (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G).
      (h)  [ ]  A savings association as defined in Section 3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813).
      (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
      (j)  [ ]  Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

      (a)   Amount Beneficially Owned:

      THE AMOUNT BENEFICIALLY OWNED BY EACH FILING PERSON IS SET FORTH ON THE APPROPRIATE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (b)   Percent of Class:

      THE PERCENT OF CLASS BENEFICIALLY OWNED BY EACH FILING PERSON IS SET FORTH ON THE APPROPRIATE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

      (c)   Number of shares as to which such persons have:

              (i) Sole power to vote or to direct the vote:

                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS THE SOLE POWER TO VOTE OR TO DIRECT THE VOTE IS SET FORTH ON THE APPROPRIATE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

             (ii) Shared power to vote or to direct the vote:

                  NONE.

            (iii) Sole power to dispose or to direct the disposition of:

Schedule 13G                                                Page 6 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                  THE NUMBER OF SHARES AS TO WHICH EACH FILING PERSON HAS THE SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF IS SET FORTH ON THE APPROPRIATE COVER PAGE AND INCORPORATED BY REFERENCE HEREIN.

             (iv) Shared  power to dispose  or to direct  the  disposition of:

                  NONE.

Item 5. Ownership of Five Percent or Less of a Class:

        N/A

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10.    Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                Page 7 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          DECEMBER 5, 2000
                                          -------------------------------------


                                          /S/ JERRY J. TEPPER
                                          -------------------------------------
                                          Signature


                                          JERRY J. TEPPER
                                          -------------------------------------
                                          Name

Schedule 13G                                                Page 8 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                                      SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          DECEMBER 5, 2000
                                          -------------------------------------


                                          SCHOENBERG FARMS, INC.



                                          By:   /S/ JERRY J. TEPPER
                                             ----------------------------------


                                          PRESIDENT
                                          -------------------------------------
                                          Name/Title

Schedule 13G                                                Page 9 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                                  EXHIBIT INDEX

Power of Attorney of Jerry J. Tepper

Power of Attorney of Schoenberg Farms, Inc.

Joint Filing Agreement

Schedule 13G                                               Page 10 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties



                                POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that Jerry J. Tepper, whose signature appears below, constitutes and appoints Deborah J. Friedman as attorney-in-fact and agent for the undersigned solely for the purpose of executing reports required under
Section 13 and 16 of the Securities and Exchange Act of 1934, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Dated:  December 5, 2000


/S/ JERRY J. TEPPER
---------------------------------
Name:  Jerry J. Tepper

Schedule 13G                                               Page 11 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                                POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that Schoenberg Farms, Inc., whose signature appears below, constitutes and appoints Deborah J. Friedman as attorney-in-fact and agent for the undersigned solely for the purpose of executing reports required under Section 13 and 16 of the Securities and Exchange Act of 1934, and filing the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that said attorney-in-fact may do or cause to be done by virtue hereof.

Dated:  December 5, 2000


SCHOENBERG FARMS, INC.


By:   /S/ JERRY J. TEPPER
   ---------------------------------
      Name: JERRY J. TEPPER
            ------------------------
      Title: PRESIDENT
             -----------------------

Schedule 13G                                               Page 12 of 12 pages
CUSIP No. 03071L101                                       Amerivest Properties


                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of beneficial interest, $0.001 per share, of AmeriVest Properties, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated:  December 5, 2000


JERRY J. TEPPER


By:   /S/ DEBORAH J. FRIEDMAN
    -------------------------------
      Attorney-In-Fact


SCHOENBERG FARMS, INC.


By:   /S/ DEBORAH J. FRIEDMAN
    -------------------------------
      Attorney-In-Fact